Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this registration statement on Form S-8 of Tactical Resources Corp. (the “Company”) being filed with the United States Securities and Exchange Commission (the “SEC”) on November 6, 2026 (the “Registration Statement”) of our report dated October 30, 2026, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to the financial statements of the Company as of July 31, 2026 and July 31, 2025 for the years ended July 31, 2026 and 2025, included in the Company’s Annual Report on Form 20-F as filed with the SEC on October 30, 2026 and incorporated by reference into the Registration Statement.

/s/Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

November 6, 2026